EXHIBIT 99.1

Hudson Technologies REPORTS RECORD REVENUES OF $105.5 Million FOR FULL YEAR 2016; DILUTED EPS of $0.30

pearl river, ny – March 1, 2017 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the fourth quarter ended December 31, 2016.

The Company reported revenues of $7.8 million, for the fourth quarter ended December 31, 2016, an increase of 7% compared to $7.3 million in the comparable 2015 period. The revenue increase in the quarter is primarily related to an increase in the volume of certain refrigerants, offset by a reduction in service sales. Gross margin in the fourth quarter of 2016 was 13% compared to 19% in the prior year period primarily due to a change in sales mix in 2016 when compared to 2015. Net loss for the quarter was $1.9 million, or ($0.05) per basic and diluted share, compared to a net loss of $1.0 million, or ($0.03) per basic and diluted share, in the fourth quarter of 2015.

In December 2016, the Company raised $48 million of net proceeds through an underwritten public offering, which was partially utilized to pay down all of its existing revolving credit facility, resulting in a cash balance of $34 million as of December 31, 2016.

For the year ended December 31, 2016 Hudson achieved record revenues of $105.5 million, a 32% increase compared to $79.7 million in the comparable 2015 period. The increase is primarily related to a higher selling price of certain refrigerants and higher volumes of certain refrigerants sold. Gross margin increased to 29% for full year 2016 compared to 23% for 2015. Net income for 2016 was $10.6 million, or $0.31 per basic and $0.30 per diluted share, compared to $4.8 million or $0.15 per basic and $0.14 per diluted share in 2015.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “2016 was another strong year for our Company as demonstrated by record revenues, increased gross margins and significantly improved profitability. Our full-year results are reflective of our strong nine-month refrigerant season, during which we continued to benefit from increases in the average selling price of R-22 refrigerant. The fourth quarter is historically our slowest portion of the year, as volume demand for refrigerants falls off.”

Mr. Zugibe continued, “As a leading provider and reclaimer of refrigerants, we believe we are well positioned to continue to capitalize on the opportunities we’re seeing with the phase out of R-22 and to take advantage of the industry dynamics that will develop with the anticipated phase down of next generation HFC compounds expected to begin in 2019. We, along with others in our industry, believe a strong refrigerant reclamation program is essential to fulfilling demand as production of legacy refrigerants is phased out, but the equipment that requires these gases remains in operation. With our long term experience in the industry, proprietary technology and industry relationships, we are uniquely positioned to assist customers as they adapt to the evolving refrigerant marketplace.”

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the fourth quarter results today, March 1, 2017 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”. To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until April 1, 2017 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 10262.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2015 and other subsequent filings with the Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues	$7,779	$7,301	$105,481	$79,722
Cost of sales	6,746	5,933	74,395	61,233
Gross profit	1,033	1,368	31,086	18,489

Operating expenses:
Selling and marketing	1,273	1,207	4,310	4,179
General and administrative	2,588	1,913	7,829	6,129
Total operating expenses	3,861	3,120	12,139	10,308

Operating income (loss)	(2,828)	(1,752)	18,947	8,181

Other income (expense):
Interest expense	(199)	(176)	(1,118)	(776)
Other income (expense)	31	302	(564)	302
Total other income (expense)	(168)	126	(1,682)	(474)

Income (loss) before income taxes	(2,996)	(1,626)	17,265	7,707

Income tax expense (benefit)	(1,071)	(603)	6,628	2,944

Net income (loss)	$(1,925)	$(1,023)	$10,637	$4,763

Net income (loss) per common share – Basic	$(0.05)	$(0.03)	$0.31	$0.15
Net income (loss) per common share – Diluted	$(0.05)	$(0.03)	$0.30	$0.14
Weighted average number of shares outstanding - Basic	36,527,250	32,715,802	34,104,476	32,546,840
Weighted average number of shares outstanding - Diluted	36,527,250	32,715,802	35,416,910	33,936,099

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$33,931	$1,258
Trade accounts receivable - net	4,797	4,414
Inventories	68,601	61,897
Deferred tax asset	-	376
Prepaid expenses and other current assets	847	1,524
Total current assets	108,176	69,469

Property, plant and equipment, less accumulated depreciation	7,532	7,536
Other assets	75	76
Deferred tax asset	2,532	3,287
Goodwill	856	856
Intangible assets, less accumulated amortization	3,299	3,787
Total Assets	$122,470	$85,011

Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$5,110	$5,792
Accrued expenses and other current liabilities	2,888	3,018
Accrued payroll	1,782	1,577
Income taxes payable	322	--
Short-term debt and current maturities of long-term debt	199	20,573
Total current liabilities	10,301	30,960
Other liabilities	-	333
Long-term debt, less current maturities	152	4,293
Total Liabilities	10,453	35,586

Commitments and contingencies

Stockholders' equity:
Preferred stock, shares authorized 5,000,000:
Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	--	--
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 41,465,820 and 32,804,617	415	328
Additional paid-in capital	114,032	62,163
Accumulated deficit	(2,430)	(13,066)
Total Stockholders' Equity	112,017	49,425

Total Liabilities and Stockholders' Equity	$122,470	$85,011